Exhibit 99.1

Dillard’s, Inc. Declares Cash Dividend

LITTLE ROCK, Ark.--(BUSINESS WIRE)--August 26, 2009--Dillard’s, Inc. (NYSE: DDS) (the “Company”) announced today that the Board of Directors declared a cash dividend of 4 cents per share on the Class A and Class B Common Stock of the Company payable November 2, 2009 to shareholders of record as of September 30, 2009.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, Director of Investor Relations
501-376-5965